Exhibit 99.1

CBSH
1000 Walnut Street / Post Office Box 419248 / Kansas City, Missouri 64151-6248 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, October 16, 2012

COMMERCE BANCSHARES, INC. ANNOUNCES THIRD
QUARTER EARNINGS PER SHARE OF $.75

Commerce Bancshares, Inc. announced earnings of $.75 per share for the three months ended September 30, 2012 compared to $.72 per share in the third quarter of 2011, or an increase of 4.2%. Net income for the third quarter amounted to $66.0 million compared to $65.4 million in the same quarter last year and $70.7 million in the prior quarter. For the quarter, the return on average assets totaled 1.28%, the return on average equity was 11.6% and the efficiency ratio was 60.0%.

For the nine months ended September 30, 2012, earnings per share totaled $2.29 compared to $2.13 in the first nine months of 2011, an increase of 7.5%. Net income amounted to $202.5 million for the first nine months of 2012 compared with $194.8 million for the same period last year, or an increase of $7.7 million. The return on average assets for the first nine months of 2012 was 1.32%, the return on average equity was 12.1% and the efficiency ratio was 59.1%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “Although record low interest rates continued to pressure our net interest income, we were pleased to report solid quarterly earnings which benefited from loan growth, low credit losses and good expense management. Compared to the previous quarter, the decline in net interest income was partly due to non-recurring interest received last quarter and a reduction of $6.2 million in interest on our inflation-protected government securities. Also, while non-interest income continued to be affected by recent debit card interchange regulations, commercial card fees grew 21.8% compared to last year and remained strong, while trust fees also increased 7.1%. Non-interest expense was flat compared to the same quarter of last year. Average loans for the quarter grew $209.4 million, or 2.3%, this quarter compared to the previous quarter and resulted from growth in business, personal real estate loans and consumer loans. Average deposits declined by $111.7 million this quarter, or .7%.”

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $9.1 million, compared to $8.2 million in the previous quarter and $14.9 million in the third quarter of 2011. The increase in net loan charge-offs this quarter resulted from several large commercial loan recoveries totaling $3.6 million which were recorded during the second quarter. Overall commercial and consumer loan charge-offs remained low this quarter. During the current quarter, the provision for loan losses totaled $5.6 million, or $3.5 million less than net loan charge-offs, reflecting improved credit trends in our loan portfolio. Our allowance for loan losses amounted to $175.0 million this quarter, representing 3.2 times our non-performing loans. Total non-performing assets also decreased $8.8 million from the previous quarter to $73.4 million this quarter.”

(more)

Total assets at September 30, 2012 were $20.9 billion, total loans were $9.6 billion, and total deposits were $16.8 billion. During the quarter the Company repurchased approximately 98,000 shares of Company stock at an average price per share of $39.66.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	6/30/2012	9/30/2012	9/30/2011
Non-Accrual Loans	$62,177	$55,201	$75,912
Foreclosed Real Estate	$20,095	$18,234	$23,813
Total Non-Performing Assets	$82,272	$73,435	$99,725
Non-Performing Assets to Loans	.88%	.76%	1.10%
Non-Performing Assets to Total Assets	.40%	.35%	.48%
Loans 90 Days & Over Past Due — Still Accruing	$11,297	$12,232	$20,104

This financial news release, including management's discussion of third quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30, 2012	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$165,105	$153,811	$158,630	$478,653	$484,313
Taxable equivalent net interest income	171,186	159,934	164,317	496,786	501,575
Non-interest income	100,816	100,922	101,632	296,321	298,882
Investment securities gains, net	1,336	3,180	2,587	8,556	5,870
Provision for loan losses	5,215	5,581	11,395	18,961	39,372
Non-interest expense	156,340	153,391	153,746	460,192	461,219
Net income attributable to Commerce Bancshares, Inc.	70,733	66,006	65,352	202,538	194,839
Cash dividends	20,216	20,165	19,526	60,819	59,636
Net total loan charge-offs (recoveries)	8,214	9,082	14,895	28,461	48,872
Business	(3,600)	202	889	(3,288)	4,338
Real estate — construction and land	116	(102)	1,215	234	4,326
Real estate — business	1,839	(25)	1,429	3,309	2,832
Consumer credit card	5,930	6,277	7,103	18,380	24,631
Consumer	1,974	1,791	3,232	6,396	9,474
Revolving home equity	943	314	72	1,617	783
Real estate — personal	679	267	673	1,015	1,974
Overdraft	333	358	282	798	514
Per common share:
Net income — basic	$.80	$.75	$.72	$2.29	$2.14
Net income — diluted	$.80	$.75	$.72	$2.29	$2.13
Cash dividends	$.230	$.230	$.219	$.690	$.657
Diluted wtd. average shares o/s	87,672	87,192	89,737	87,804	90,724
RATIOS
Average loans to deposits (1)	55.26%	56.89%	58.29%	55.89%	60.27%
Return on total average assets	1.38%	1.28%	1.32%	1.32%	1.37%
Return on total average equity	12.80%	11.57%	12.15%	12.13%	12.41%
Non-interest income to revenue (2)	37.91%	39.62%	39.05%	38.24%	38.16%
Efficiency ratio (3)	58.53%	59.99%	58.71%	59.14%	58.57%
AT PERIOD END
Book value per share based on total equity	$25.47	$26.33	$23.95
Market value per share	$37.90	$40.33	$33.10
Allowance for loan losses as a percentage of loans	1.90%	1.82%	2.07%
Tier I leverage ratio	9.73%	10.00%	9.74%
Tangible common equity to assets ratio (4)	10.16%	10.47%	9.72%
Common shares outstanding	87,588,533	87,608,391	88,924,563
Shareholders of record	4,184	4,146	4,224
Number of bank/ATM locations	361	362	363
Full-time equivalent employees	4,702	4,707	4,762
OTHER QTD INFORMATION
High market value per share	$41.00	$42.74	$41.90
Low market value per share	$36.17	$37.71	$31.65

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2012	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest income	$174,624	$163,194	$170,835	$507,784	$524,748
Interest expense	9,519	9,383	12,205	29,131	40,435
Net interest income	165,105	153,811	158,630	478,653	484,313
Provision for loan losses	5,215	5,581	11,395	18,961	39,372
Net interest income after provision for loan losses	159,890	148,230	147,235	459,692	444,941
NON-INTEREST INCOME
Bank card transaction fees	38,434	39,488	42,149	112,655	120,915
Trust fees	23,833	23,681	22,102	70,328	66,218
Deposit account charges and other fees	19,975	19,873	21,939	59,184	62,028
Capital market fees	5,010	5,110	5,556	16,991	15,255
Consumer brokerage services	2,576	2,441	2,333	7,543	7,876
Loan fees and sales	1,706	1,358	2,034	4,625	5,933
Other	9,282	8,971	5,519	24,995	20,657
Total non-interest income	100,816	100,922	101,632	296,321	298,882
INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	3	5,989	(1,200)	11,579	2,986
Noncredit-related losses (reversals) on securities not expected to be sold	(353)	(6,546)	369	(12,806)	(4,741)
Net impairment losses	(350)	(557)	(831)	(1,227)	(1,755)
Realized gains on sales and fair value adjustments	1,686	3,737	3,418	9,783	7,625
Investment securities gains, net	1,336	3,180	2,587	8,556	5,870
NON-INTEREST EXPENSE
Salaries and employee benefits	87,511	89,292	85,700	266,346	257,315
Net occupancy	11,105	11,588	11,510	33,953	34,760
Equipment	4,999	4,976	5,390	15,164	16,669
Supplies and communication	5,667	5,400	5,674	16,680	16,898
Data processing and software	18,282	19,279	16,232	55,030	50,230
Marketing	4,469	4,100	4,545	12,391	13,298
Deposit insurance	2,618	2,608	2,772	7,746	10,443
Other	21,689	16,148	21,923	52,882	61,606
Total non-interest expense	156,340	153,391	153,746	460,192	461,219
Income before income taxes	105,702	98,941	97,708	304,377	288,474
Less income taxes	34,466	32,155	31,699	99,541	91,898
Net income	71,236	66,786	66,009	204,836	196,576
Less non-controlling interest expense	503	780	657	2,298	1,737
Net income attributable to Commerce Bancshares, Inc.	$70,733	$66,006	$65,352	$202,538	$194,839
Net income per common share — basic	$.80	$.75	$.72	$2.29	$2.14
Net income per common share — diluted	$.80	$.75	$.72	$2.29	$2.13

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	June 30, 2012	September 30, 2012	September 30, 2011
ASSETS
Loans	$9,376,915	$9,638,645	$9,073,123
Allowance for loan losses	(178,533)	(175,032)	(188,038)
Net loans	9,198,382	9,463,613	8,885,085
Loans held for sale	8,874	8,741	39,576
Investment securities:
Available for sale	9,206,451	9,020,951	9,278,066
Trading	14,313	13,595	9,695
Non-marketable	116,190	117,540	111,808
Total investment securities	9,336,954	9,152,086	9,399,569
Short-term federal funds sold and securities purchased under agreements to resell	7,455	10,475	11,400
Long-term securities purchased under agreements to resell	850,000	850,000	850,000
Interest earning deposits with banks	92,544	132,144	133,419
Cash and due from banks	410,666	426,742	424,861
Land, buildings and equipment — net	350,897	350,040	368,965
Goodwill	125,585	125,585	125,585
Other intangible assets — net	6,381	5,804	8,452
Other assets	355,253	353,539	391,756
Total assets	$20,742,991	$20,878,769	$20,638,668
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$5,637,373	$5,814,932	$5,003,587
Savings, interest checking and money market	8,983,090	9,025,688	8,416,839
Time open and C.D.’s of less than $100,000	1,113,824	1,094,215	1,204,896
Time open and C.D.’s of $100,000 and over	1,097,346	914,795	1,388,755
Total deposits	16,831,633	16,849,630	16,014,077
Federal funds purchased and securities sold under agreements to repurchase	1,305,745	1,257,949	1,057,728
Other borrowings	111,292	103,744	111,869
Other liabilities	263,552	360,374	1,325,029
Total liabilities	18,512,222	18,571,697	18,508,703
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	446,387	446,387	436,481
Capital surplus	1,033,523	1,033,515	980,176
Retained earnings	671,297	717,138	690,981
Treasury stock	(61,388)	(60,644)	(96,205)
Accumulated other comprehensive income	136,732	166,040	115,781
Total stockholders’ equity	2,226,551	2,302,436	2,127,214
Non-controlling interest	4,218	4,636	2,751
Total equity	2,230,769	2,307,072	2,129,965
Total liabilities and equity	$20,742,991	$20,878,769	$20,638,668

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	June 30, 2012		September 30, 2012			September 30, 2011
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid		Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$2,895,167	3.58%	$3,018,475	3.39%		$2,815,064	3.56%
Real estate — construction and land	360,000	4.24	339,908	4.30		412,490	4.42
Real estate — business	2,205,561	4.71	2,182,584	4.39		2,123,034	4.74
Real estate — personal	1,475,930	4.46	1,523,148	4.31		1,430,014	4.75
Consumer	1,134,838	5.73	1,205,318	5.54		1,104,684	6.20
Revolving home equity	449,416	4.17	444,076	4.17		466,503	4.27
Consumer credit card	712,708	11.87	730,104	11.83		735,179	11.59
Overdrafts	5,663	—	5,353	—		6,936	—
Total loans (B)	9,239,283	4.95	9,448,966	4.76		9,093,904	5.07
Loans held for sale	9,053	3.91	8,753	3.86		41,677	2.57
Investment securities:
U.S. government and federal agency obligations	330,648	7.58	329,172	(.07)	(C)	327,916	3.40
Government-sponsored enterprise obligations	265,620	2.06	276,505	1.65		262,087	2.92
State and municipal obligations (A)	1,322,987	4.03	1,387,624	3.89		1,185,263	4.20
Mortgage-backed securities	4,010,276	2.89	3,766,602	2.62		3,764,822	2.95
Asset-backed securities	2,900,122	1.13	2,878,941	1.10		2,403,062	1.15
Other marketable securities (A)	135,930	4.92	121,596	4.50		172,588	4.27
Total available for sale securities (B)	8,965,583	2.67	8,760,440	2.21		8,115,738	2.64
Trading securities (A)	22,748	2.65	24,337	2.34		20,770	2.52
Non-marketable securities (A)	122,651	8.60	117,210	7.54		110,585	6.59
Total investment securities	9,110,982	2.75	8,901,987	2.29		8,247,093	2.69
Short-term federal funds sold and securities purchased under agreements to resell	22,139.53		19,400.49			10,927.47
Long-term securities purchased under agreements to resell	850,000	2.17	847,829	2.31		850,000	1.83
Interest earning deposits with banks	163,075.28		81,139.20			326,302.26
Total interest earning assets	19,394,532	3.75	19,308,074	3.49		18,569,903	3.77
Non-interest earning assets (B)	1,154,720		1,209,295			1,094,161
Total assets	$20,549,252		$20,517,369			$19,664,064
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$584,196.12		$581,819.15			$534,295.19
Interest checking and money market	8,369,306.21		8,401,165.21			7,756,104.32
Time open & C.D.’s of less than $100,000	1,128,716.71		1,101,399.70			1,231,280.78
Time open & C.D.’s of $100,000 and over	1,250,164.59		1,004,708.69			1,372,842.62
Total interest bearing deposits	11,332,382.30		11,089,091.30			10,894,521.40
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,109,693.06		1,217,036.07			1,016,623.11
Other borrowings	111,336	3.16	108,819	3.11		111,930	3.28
Total borrowings	1,221,029.35		1,325,855.32			1,128,553.43
Total interest bearing liabilities	12,553,411.30%		12,414,946.30%			12,023,074.40%
Non-interest bearing deposits	5,404,687		5,536,274			4,778,780
Other liabilities	367,763		296,178			728,974
Equity	2,223,391		2,269,971			2,133,236
Total liabilities and equity	$20,549,252		$20,517,369			$19,664,064
Net interest income (T/E)	$171,186		$159,934			$164,317
Net yield on interest earning assets		3.55%		3.30%			3.51%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.
(C) Includes ($1.4 million) in inflation income on U.S. Treasury inflation-protected securities in the third quarter of 2012.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2012

For the quarter ended September 30, 2012, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $66.0 million, an increase of $654 thousand over the same quarter last year, and a decrease of $4.7 million compared to the previous quarter. The decrease in net income from the previous quarter resulted mainly from non-recurring interest income of $2.4 million reported in the 2nd quarter of 2012 coupled with a $6.2 million decline in interest income on the Company's holdings of inflation-protected securities. For the current quarter, the return on average assets was 1.28%, the return on average equity was 11.57%, and the efficiency ratio was 59.99%.

Compared to the same quarter last year, net interest income (tax equivalent) decreased by $4.4 million to $159.9 million, while non-interest income increased slightly to $100.9 million. Securities gains from private equity activities totaled $3.7 million in the 3rd quarter of 2012, compared to $3.4 million in the same period last year and $1.7 million in the prior quarter. Non-interest expense for the current quarter totaled $153.4 million, a decrease of $355 thousand from the same period last year. The provision for loan losses totaled $5.6 million, representing a decline of $5.8 million from the amount recorded in the same quarter last year.

Balance Sheet Review
During the 3rd quarter of 2012, average loans, including loans held for sale, increased $209.4 million compared to the previous quarter and increased $322.1 million, or 3.5%, compared to the same period last year. The increase in average loans over the previous quarter resulted from growth in business (up $123.3 million), personal real estate (up $47.2 million) and consumer loans (up $70.5 million, mainly in automobile and fixed rate home equity loans). Consumer credit card loans also increased on average by $17.4 million. Wholesale auto floor plan, lease and tax-free loans all contributed to the growth in business loans. Demand for consumer automobile lending remained solid as average outstanding balances grew by $71.1 million. Marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $24.4 million, while construction loans declined by $20.1 million and business real estate loans declined by $23.0 million.

Total available for sale investment securities (excluding fair value adjustments) averaged $8.8 billion this quarter, down $205.1 million when compared to the previous quarter. Purchases of new securities, totaling $636.4 million in the 3rd quarter of 2012, were offset by maturities and pay downs of $849.7 million. At September 30, 2012, the duration of the investment portfolio was 2.0 years, and maturities and pay downs of approximately $2.1 billion are expected to occur during the next 12 months.

Total average deposits decreased $111.7 million, or .7%, during the 3rd quarter of 2012 compared to the previous quarter. This decrease in average deposits resulted mainly from a decline in certificates of deposit (CD) of $272.8 million, but was partly offset by growth in business demand (increase of $189.4 million), money market (increase of $21.8 million) and interest checking accounts (increase of $10.1 million). The majority of the decline in average CD balances was in short-term jumbo CD's, which are not considered core deposits. The average loans to deposits ratio in the current quarter was 56.9%, compared to 55.3% in the previous quarter.

During the current quarter, the Company's average borrowings increased $104.8 million compared to the previous quarter, mainly due to higher federal funds purchased and customer repurchase agreement balances.

Net Interest Income
Net interest income (tax equivalent) in the 3rd quarter of 2012 amounted to $159.9 million compared with $171.2 million in the previous quarter, or a decrease of $11.3 million. Net interest income this quarter decreased $4.4 million compared to the 3rd quarter of last year. During the 3rd quarter of 2012, the net yield on earning assets (tax equivalent) was 3.30%, compared with 3.55% in the previous quarter and 3.51% in the same period last year.

The decrease in net interest income (tax equivalent) in the 3rd quarter of 2012 compared to the previous quarter, which amounted to $11.3 million, was mainly due to a decrease in inflation interest of $6.2 million on the Company's inflation-protected securities (TIPs). The lower inflation interest was directly related to the lower Consumer Price Indices published this quarter, on which this interest is based. Also, the Company received interest in the 2nd quarter totaling $2.4 million from several non-performing commercial loans and the early pay off of a commercial real estate loan which did not re-occur in the current quarter. Excluding the effects of the inflation income on the TIPs and the non-recurring interest mentioned above, the net yield on earning assets in the 2nd quarter would have been 3.40% (tax-equivalent) and would compare more directly to the net yield of 3.30% reported in the current quarter.

Compared to the previous quarter, interest on loans declined by $550 thousand (tax-equivalent) due mainly to lower rates earned on most commercial loan types but offset by higher average balances on business, consumer, consumer credit card, and personal real estate loans. Interest on investment securities declined $11.1 million (tax-equivalent) this quarter, partly due to the effects of the TIPs mentioned above of $6.2 million coupled with lower rates on most security types and lower balances of mortgage-backed securities. The effects on premium amortization on mortgage and asset-backed securities due to change in pre-payment speeds this quarter was not significant.

Interest expense on deposits declined $155 thousand in the 3rd quarter of 2012 compared with the previous quarter mainly due to a decrease in average CD balances, which reduced interest expense by approximately $205 thousand. Overall rates paid on total interest bearing deposits totaled .30% and was unchanged from the previous quarter. Interest expense on borrowings increased slightly this quarter, due mainly to higher average balances of federal funds purchased.

Non-Interest Income
In the 3rd quarter of 2012, total non-interest income amounted to $100.9 million, a decrease of $710 thousand when compared to $101.6 million in the same period last year. Also, current quarter non-interest income increased slightly when compared to $100.8 million recorded in the previous quarter. The decrease in non-interest income from the same period last year was mainly due to a decline in debit card interchange fees of $6.8 million, coupled with lower overdraft fees, but offset by higher corporate card and trust fees.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2012

Total bank card fees in the current quarter declined $2.7 million, or 6.3%, from the same period last year as a result of a 43.8% decline in debit card interchange fees noted above (effect of new regulations in the 4th quarter of 2011) but was partly offset by growth in corporate card fees of $3.3 million, or 21.8%. Corporate card and debit card fees for the current quarter totaled $18.5 million and $8.7 million, respectively. Merchant fees grew by 8.1%, totaling $6.5 million for the quarter, while credit card fees grew 6.2% and totaled 5.8 million.

Trust fees for the quarter increased 7.1% compared to the same period last year, resulting mainly from growth in personal, institutional and corporate trust fees. Deposit account fees declined $2.1 million, or 9.4%, compared to last year as overdraft fees declined by $2.9 million, but were offset by growth in various other deposit fees of $759 thousand, or 29.2%. Other non-interest income in the current quarter increased $3.5 million compared to the same period last year, partly due to higher fees on leasing and international activities and sales of state tax credits to customers. Also, in the third quarter of 2011 the Company wrote down the value of certain banking properties held for sale by $1.7 million.

Investment Securities Gains and Losses
Net securities gains (which related mostly to private equity activities) amounted to $3.2 million in the 3rd quarter of 2012, compared to net gains of $1.3 million in the previous quarter and net gains of $2.6 million in the same quarter last year. The current quarter included a gain of $3.7 million related to fair value adjustments and sales of the Company's private equity investments. Minority interest expense related to these gains totaled $525 thousand and is included in non-controlling interest expense. Year to date net gains and fair value adjustments on private equity investments totaled $9.4 million in 2012 compared with $7.4 million in 2011.

Also during the current quarter, the Company recorded credit-related impairment losses of $557 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $350 thousand in the previous quarter and $831 thousand in the same quarter last year. The cumulative credit-related impairment on these bonds totaled $11.1 million at quarter end. At September 30, 2012, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $108.1 million, compared to $134.7 million at September 30, 2011.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $153.4 million, a decrease of $355 thousand from the same quarter last year and a decrease of $2.9 million compared to the previous quarter. Compared to the 3rd quarter of last year, salaries and benefits expense increased $3.6 million, or 4.2%, mainly due to an increase in salary costs of $1.7 million, or 2.3%, coupled with an increase in medical costs which grew by $1.1 million. Full-time equivalent employees totaled 4,707 and 4,762 at September 30, 2012 and 2011, respectively.

Compared to the 3rd quarter of last year, occupancy, supplies and equipment expense declined $610 thousand on a combined basis mainly due to lower depreciation, postage and communication costs. Data processing and software costs grew by $3.0 million, or 18.8%, mainly due to $2.5 million in higher bank card-related costs. Other non-interest expense in the 3rd quarter of 2011 included an expense accrual of $5.9 million related to a loss contingency for litigation that was ultimately resolved later in 2011, while other expense in the prior quarter included a charge of $5.7 million related to certain VISA U.S.A., Inc. litigation costs.

Income Taxes
The effective tax rate for the Company was 32.8% in the current quarter, compared with 32.8% in the previous quarter and 32.7% in the 3rd quarter of 2011.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2012 amounted to $9.1 million, compared with $8.2 million in the prior quarter and $14.9 million in the 3rd quarter of last year. Net loan charge-offs in the 2nd quarter of 2012 included several large commercial loan recoveries totaling $3.6 million and reduced overall net loan losses in that quarter. The ratio of annualized net loan charge-offs to total average loans was .38% in the current quarter compared to .36% in the previous quarter.

For the 3rd quarter of 2012, annualized net loan charge-offs on average consumer credit card loans amounted to 3.42%, compared with 3.35% in the previous quarter and 3.83% in the same period last year. Consumer loan net charge-offs for the quarter amounted to .59% of average consumer loans, compared to .70% in the previous quarter and 1.16% in the same quarter last year. The provision for loan losses for the current quarter totaled $5.6 million, an increase of $366 thousand over the previous quarter and $5.8 million lower than in the same period last year. The current quarter provision for loan losses was $3.5 million less than net loan charge-offs for the current quarter due to improved credit trends in the loan portfolio, thereby reducing the allowance for loan losses to $175.0 million. At September 30, 2012 the allowance was 1.82% of total loans, excluding loans held for sale, and was 317% of total non-accrual loans.

At September 30, 2012, total non-performing assets amounted to $73.4 million, a decrease of $8.8 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($55.2 million) and foreclosed real estate ($18.2 million). At September 30, 2012, the balance of non-accrual loans, which represented .57% of loans outstanding, included business real estate loans of $18.4 million, construction and land loans of $15.4 million and business loans of $14.1 million. Loans more than 90 days past due and still accruing interest totaled $12.2 million at September 30, 2012.

Other
During the quarter ended September 30, 2012, the Company purchased approximately 98,000 shares of treasury stock at an average cost of $39.66.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.